Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of OptimizeRx Corporation on Form S-3 our report dated March 20, 2025, with respect to our audit of the consolidated financial statements of OptimizeRx Corporation and Subsidiaries as of December 31, 2024 and 2023 and for the years then ended appearing in the Annual Report on Form 10-K of OptimizeRx Corporation and Subsidiaries for the year ended December 31, 2024. We also consent to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ UHY LLP

Sterling Heights, Michigan

March 28, 2025